Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
1. Petrohawk Operating Company	Texas

2. P-H Energy, LLC	Texas

3. Petrohawk Holdings, LLC	Delaware

4. Petrohawk Properties, LP	Texas

5. Winwell Resources, L.L.C.	Louisiana

6. WSF, Inc.	Louisiana

7. KCS Resources, LLC	Delaware

8. KCS Energy Services, Inc.	Delaware

9. One TEC, LLC	Texas

10. One TEC Operating, LLC	Texas

11. HK Energy Marketing, LLC	Delaware

12. Hawk Field Services, L.L.C.	Oklahoma

13. Bison Ranch, LLC	Idaho

14. Medallion California Properties Company	Texas

15. Proliq, Inc.	New Jersey

16. HK Transportation, LLC	Oklahoma